CONSENT OF PERSON TO BE ELECTED DIRECTOR

         Pursuant to Section 13.1-675.E of the Code of Virginia of 1950, as amended, the undersigned hereby evidences his prior consent to being elected a director of Colonial Downs Holdings, Inc., a Virginia corporation (the "Corporation"), to serve until the next annual meeting of the shareholders or until his successor shall be duly elected and qualifies and consents to being identified as being nominated to become a director of the Corporation in the Corporation's Registration Statement filed on Form S-1 upon consummation of the Corporation's initial public offering.


                                          /s/ William J. Koslo, Jr.
                                          -------------------------
                                          William J. Koslo, Jr.


Date: 1/30/97